U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 12b-25

                                 SEC File Number 811-21872

                    CUSIP Number

NOTIFICATION OF LATE FILING

(Check One)

[   ] Form 10-K [   ] Form 11-K [   ] Form 20-F [   ] Form 10-Q

[X] Form N-SAR

For Period Ended:  June 30, 2009

_______________________________________________________________________

Read Attached Instruction Sheet before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

_______________________________________________________________________

If the notification relates to a portion of the filing checked above,

identify the item(s) to which the notification relates:

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Part I

 Registrant Information

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 Full Name of registrant:        Catalyst Funds

Former Name if Applicable:

________________________________________________________________________

Address of Principal Executive Office (Street and Number):

 630 Fitzwatertown Road, Building A, 2nd floor

________________________________________________________________________

City, State and Zip Code:

 Willow Grove, PA  19090-1904

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Part II

Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b),

the following should be completed.  (Check box if appropriate)

[  ] (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without unreasonable effort or expense:

[X]  (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ] (c) The accountants statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

Part III

Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K,

20-F, 10-Q or N-SAR portion thereof could not be filed within the prescribed time period:

Form N-SAR will be filed within the prescribed 15 day period consistent with Part II of this form.  Due to an unavoidable delay in obtaining necessary information, preparation of the Form N-SAR has taken more time than expected.  Accordingly, the registrant will need the prescribed 15 day extension period to file Form N-SAR.  Form N-SAR will be filed as soon as possible.

Part IV

Other Information

(1) Name and telephone number of person to contact in regard to this notification;

David F. Ganley

215

830.8990 extension 101

  (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15

(d) of the Securities Exchange Act of 1934 or section 30 of the

Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

[ X ] Yes        [    ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[    ] Yes           [ X ] No

If so, attach an explanation of the anticipated change, both narratively an quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Catalyst Funds

(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 31, 2009    By:_/s/ David F. Ganley____________

                            Chief Compliance Officer